Exhibit 10.2

Cash Retention Agreement

This Retention Bonus Agreement, herein referred to as “Agreement,” is made by and between David W. Martin, herein referred to as “Associate,” and The ServiceMaster Company, herein referred to as “ServiceMaster” or the “Company,” effective May 21 , 2013.  The Agreement is designed to reward Mr. Martin for his key contributions to the Company’s leadership, particularly in the Finance function.

Retention Benefits:  The successful completion of the below Eligibility Requirements will result in the following benefits:

A total payment to the Associate in the amount of $250,000, less applicable payroll withholdings and other deductions (the “Retention Bonus”).  The Retention Bonus will be paid in two installments:  $125,000 on January 15, 2014 and $125,000 on January 15, 2015.  The time for the date of this Agreement through January 15, 2015 shall be deemed the “Retention Period.”

Eligibility Requirements:  The Associate must meet each of the below requirements during the Retention Period to qualify for the Retention Bonus:

1.              Remain actively at work and in good standing with the Company throughout the entire Retention Period.

2.              If the Associate’s employment is terminated for any reason, he will not be eligible for any payment under this Agreement, except as specified below:

a.     If Associate’s employment is involuntarily terminated by the Company prior to the end of the Retention Period for any reason other than for cause, the Associate will be eligible for the Retention Bonus under this Agreement.

b.     If the Associate is offered another position within the Company, at the Company’s request, other than SVP & Controller or SVP & CFO, and Associate either accepts or rejects the offer, Associate will remain eligible for the Retention Bonus. The Associate must remain employed to be eligible for this award per item 1 above.

c.     If the Associate is on an approved leave of absence for more than twelve (12) weeks during the Retention Period, the Company, in its sole discretion, will determine the extent of any payment under this Agreement including the elimination or pro-ration of any such payment.

d.     In the event of the Associate’s death during the Retention Period, the Associate’s designated beneficiary under the Company’s basic life insurance policy will receive a pro-rated payment of the Retention Bonus. The Company, at its sole discretion, will determine the amount of such pro-rated payment.

3.     In addition, the following situations may result in the forfeiture by Associate of any or all payments under this Agreement:

a.     The Associate receives any kind of formal, written disciplinary action during the Retention Period.

b.     The Associate engages in any wrongful act, falsification of records, manipulation of

Proprietary and Confidential

accounts, violation of procedure, acts contrary to the Company Prohibited Acts Policy, or action or inaction that is contrary to the interests of the Company. The Associate must maintain full compliance with all Company policies.

c.     The Associate fails to maintain confidentiality by (i) discussing, participating in, or sharing documents related to this Agreement with anyone other than the Associate’s manager or other Company representative as directed, the Associate’s spouse, legal representative, or tax advisor.

d.      The Associate fails to return a signed copy of this Agreement to the Company’s representative no later than seven (7) days following date of Agreement.

Confidential Information.  You acknowledge and agree that your employment with ServiceMaster created a relationship of confidence and trust between you and ServiceMaster with respect to all Confidential Information.  You warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means information belonging to ServiceMaster, which is of value to ServiceMaster and which is not publicly known.  Examples of Confidential Information are, without limitation, financial information, reports, and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; and business plans, prospects, opportunities, and possible acquisitions or dispositions of businesses or facilities that have been discussed or considered by the management of ServiceMaster.  Confidential Information includes information you developed in the course of your employment with ServiceMaster, as well as other information to which you may have had access in connection with your employment.  Confidential Information also includes the confidential information of others with whom ServiceMaster has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations of this Agreement or otherwise. Associate will continue to be bound by the terms of any existing Confidentiality and/or non-solicit or non-compete agreements.

Covenant Not To Compete.  You agree that by executing this Agreement and accepting the terms hereof and the potential for the Retention Bonus, you will not compete with ServiceMaster or any of its businesses, directly or indirectly including,  by a) undertaking employment in any capacity, whether as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 2% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter),  and b) advising, managing, rendering or performing services within any geographical area wherein the Company or any of its businesses produce, sell or market its goods and services, for a period of twelve (12) months from your separation date.  This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this agreement may result in the suspension or cancellation of payments specified in the Retention Benefits section of this agreement. You understand and recognize that, as a result of your role with ServiceMaster, you have contact with, and have developed and furthered relationships with, customers and/or prospective customers, and have access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that both the nature of this covenant and the scope of this covenant are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships.

Legal Notices:  Further, Associate acknowledges that any dispute under this Agreement or any other dispute related to employment or termination of employment with ServiceMaster is subject to the We Listen alternative dispute resolution program. This Agreement shall be governed by the laws of the State of Tennessee.

This  Agreement is not a contract of continued employment and does not alter the terms and conditions of employment and Associate’s employment remains “at-will”.  At no time does the Company have an obligation to place you in a position, rehire, recall or offer reemployment should your position be eliminated or you are laid off.

Nothing contained in this Agreement vests any right to any payment until the requirements for eligibility and participation of this Agreement or any other compensation plan or benefit have been fully met.  Any and all payments will be made in the regular course of business and are subject to applicable federal, state and local withholding and taxes.

Date:	5/22/13	Signed:	/s/ David W. Martin

			Print Name:	David W. Martin

Date:	5/21/13	By:	/s/ Jed L. Norden
for The ServiceMaster Company

Jed L. Norden
			Title:	Senior Vice President, Human Resources